Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports Full Year and Fourth Quarter 2011 Results

For Immediate Release

Friday, March 30, 2012

Charlotte, N.C. — Polymer Group, Inc. (PGI) (the “Company”) reported results of operations for the year and fourth quarter ended December 31, 2011.

As previously announced, Polymer Group, Inc. finalized the merger with the Blackstone Group, along with co-investors, and certain members of the Company’s management (the “Merger”) on January 28, 2011 and became a privately-held company.

In this press release, the January 2 to January 28, 2011 and January 29 to December 31, 2011 periods have been combined and are referred to as “Combined”. The combined presentation does not comply with U.S. GAAP, but is presented because we believe it provides the most meaningful comparison of our financial results. Included in the release is a reconciliation of the U.S. GAAP presentation to the combined presentation.

Full Year 2011 Highlights (Combined):

•	Top Line Results Up on Improved Sales/Mix and Volume Growth

•

Net sales were $1.188 billion compared with $1.106 billion in 2010, reflecting higher selling prices from the pass-through of higher raw material costs and the favorable benefit of foreign currency translation. Excluding the impact from flooding at the company’s Colombia operations, volumes were up on stabilization in industrial markets and increased demand in consumer disposables in Europe and higher demand for medical and hygiene products in Asia.

•	Underlying Profitability Improves Against Backdrop of Colombia Flood and Higher Raw Material Costs

•	Gross profit, including the impact of purchase accounting, was $186.5 million compared with $209.9 million in the prior year.

•

Although moderating in the fourth quarter of 2011, raw material costs impacted profitability throughout 2011 and have risen to date in 2012. The positive impact of the company’s U.S. plant consolidation activities and operational improvements throughout its global base during the year were offset somewhat by the disruption to operations from the flood in Cali, Colombia.

•	Adjusted EBITDA was $140.9 million in 2011 compared with $143.3 million in 2010. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

•	Completed Growth Investments in Asia and the U.S. Together with New Product Launches Signal Optimism Amid Competitive Environment

•	New investments in Suzhou, China and Waynesboro, Virginia came online in 2011 and bring proprietary spunmelt equipment to nearly 80% of total nonwovens capacity.

•	Introduction of Arium™ technology opens new opportunities in healthcare, industrial, filtration and new emerging market applications.

•	Strong Cash Generation and Disciplined Working Capital Management Continues

•	Ended the year with $72.7 million in cash and cash equivalents.

•	Operating working capital remains well under 5% of net sales.

•	Well positioned with one of the world’s stronger financial partners in Blackstone.

PGI’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “We finished a year of significant achievement and investment in future growth on a strong note with new state-of-the-art capacity fully commercialized in the U.S. and China and our Cali, Colombia operations back in full stride. I’m pleased with the sequential improvement in sales and profitability we were able to demonstrate throughout the year. While the fluctuations in raw material costs were evident, we benefitted from a moderating trend for most of the second half of the year, as expected, as well as improvements from our previous manufacturing consolidation and realignment initiatives.

“The competitive environment across many of our businesses is intensifying, and we are enhancing our strategic positioning with a greater concentration of proprietary capacity, opening new market opportunities with our Arium technology and repositioning resources to capitalize on new dynamics in our existing markets. ”

FULL YEAR FINANCIAL RESULTS (COMBINED)

Net sales for the year ended December 31, 2011, were $1.188 billion compared with $1.106 billion for the year ended January 1, 2011. The increase was due primarily to a higher price/sales mix in all Nonwovens Segments and the Oriented Polymers segment primarily associated with the pass-through of higher raw material costs as well as the favorable impact from changes in foreign currency as the U.S. dollar generally weakened, resulting in higher translation of sales generated in foreign jurisdictions (particularly in the Europe Nonwovens segment). These favorable impacts were partially offset by a decrease in volumes in the Nonwoven Segments, which was primarily attributable to the disruption in operations at the company’s Cali, Colombia facility from flooding, and a decrease in volumes in Oriented Polymers associated with lower demand in the building products and industrial packaging markets. Excluding the effects of the flood in Colombia, sales volumes would have been higher than a year ago on increases in Europe and Asia, offset by lower volumes in the U.S. and Latin America.

Gross profit for the year ended December 31, 2011, was $186.5 million compared with $209.9 million for the year ended January 1, 2011. The decline was primarily the result of the recognition of $16.3 million of purchase accounting adjustments in the year primarily associated with stepped-up inventory values. Additionally, lower volumes due to the disruption in Colombia negatively impacted gross profit by approximately $8.5 million. The net effect of $100.9 million in higher raw material costs and an increase in sales/price mix of $96.7 million contributed to a decrease of $4.2 million. The positive impact of the U.S. plant consolidation activities, along with the company’s incremental improvements in operational efficiencies in the rest of its business, coupled with the

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

exclusion of the Spain lease payment of approximately $5.0 million due to its cancellation as a result of the Merger, contributed to an increase of $10.0 million.

The company reported an operating loss for the year ended December 31, 2011 of $23.8 million compared with operating income of $49.5 million for the year ended January 1, 2011. Selling, general and administrative (SG&A) expenses for the year were $146.1 million compared with $141.5 million in the prior-year period. The year-over-year increase was principally due to incremental SG&A expenses from: $6.6 million of cost increases related to the Blackstone acquisition/merger (the “Merger”) and purchase accounting; $5.2 million of lower stock compensation expense; the lack of comparable charges that were incurred in 2010 of $4.2 million for equity-based and sales-related taxes in certain foreign jurisdictions; $1.8 million of higher costs attributable to unfavorable changes in foreign currency rates; $5.9 million associated with higher spending in other categories; and a $0.3 million positive impact of the Cali insurance claim. Also included in operating income for the year were higher special charges of $44.2 million, consisting of: $27.7 million associated with professional fees and other transaction costs associated with the Merger; accelerated vesting of share-based awards of $12.7 million due to a change in control associated with the Merger; $7.6 million associated with the impairment of goodwill; $0.8 million of higher asset impairment charges associated with facilities and unused manufacturing equipment; lower restructuring and plant realignment costs of $7.4 million; $1.1 million of higher costs incurred to restore our Cali, Colombia site; and other costs of $1.7 million. The company recognized $1.3 million of acquisition and integration costs in the year ended January 1, 2011 related to the purchase of the business in Spain in December 2009.

As a result, the company reported a net loss attributable to PGI for the year ended December 31, 2011, of $94.4 million compared with net income attributable to PGI of $10.4 million in the year ended January 1, 2011.

FOURTH QUARTER RESULTS

Net sales for the fourth quarter of 2011 were $291.9 million compared with $268.9 million for the fourth quarter ended January 1, 2011 and $315.5 million in the third quarter of 2011. The year-over-year increase was due primarily to additional volume in the company’s Nonwovens segments, with increases in Latin America, Asia and Europe offset somewhat from lower volumes in the U.S., and lower volumes in the Oriented Polymers segment. Net sales also benefitted from a higher price/mix in all Nonwovens segments and Oriented Polymers, primarily due to price increases resulting from the higher raw material costs. Foreign currency translation rates negatively impacted sales by approximately $2.9 million compared with the fourth quarter of 2010.

Gross profit was $48.1 million for the fourth quarter of 2011 compared with $50.8 million for the fourth quarter of 2010 and $48.9 million for the third quarter of 2011. Higher depreciation costs in 2011 associated with increased asset values resulting from the Merger was the primary contributor to lower year-over-year gross profit, along with an increase in lease expense associated with the new line installed in the U.S. Raw material costs were $18.9 million higher in the fourth quarter of 2011 compared with 2010, offset by increases in sales price/mix of $19.3 million related to the pass-through of higher raw material costs. Although the company experienced a decline in raw material prices during the fourth quarter of 2011, costs have begun to increase to date in 2012, which is expected to result in profit headwinds for the first quarter of 2012. Manufacturing costs were lower by $0.2 million in the fourth quarter of 2011 compared with the prior year due to the

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

positive impact of U.S. plant consolidation activities along with the company’s incremental improvements in operational efficiencies in the rest of its business.

Operating income for the fourth quarter of 2011 was $0.3 million compared with $4.3 million in the fourth quarter of 2011 and $11.4 million in the third quarter of 2011. Selling, general and administrative (SG&A) expenses for the fourth quarter of 2011 were lower than the prior-year period by $3.0 million. The year-over-year decrease was due primarily to the lack of comparable charges that were incurred in 2010 of $3.6 million for equity-based and sales-related taxes in certain foreign jurisdictions; $2.0 million of lower stock compensation expense; $0.4 million of lower profit sharing and other compensation expense; and $0.4 million of lower costs attributable to favorable changes in foreign currency rates; offset by $1.3 million of cost increases related to the Merger; and $1.2 million of higher compensation and benefits. The company also incurred special charges of $11.9 million in the fourth quarter of 2011 compared with $6.1 million in the fourth quarter of 2010 and $1.4 million in the third quarter of 2011. Special charges were $5.8 million higher in fourth quarter of 2011 as compared to 2010 primarily due to: $7.6 million associated with the impairment of goodwill; $1.6 million of higher asset impairment charges associated with facilities and unused manufacturing equipment; $2.3 million of lower professional fees and other transaction costs associated with the Merger; $1.2 million of lower costs incurred to restore our Cali, Colombia site; and other higher costs of $0.1 million.

As a result of the above, the company reported a net loss attributable to PGI for the fourth quarter of $21.4 million, compared with a net loss attributable to PGI of $5.3 million in the fourth quarter of 2010 and a net loss attributable to PGI of $9.2 million in the third quarter of 2011.

FINANCIAL METRICS

The company successfully reduced its net debt (defined as total debt less cash balances) during 2011 following the Merger. Net debt as of December 31, 2011 was $527.7 million compared with $537.6 million as of October 1, 2011, and $542.4 million as of July 2, 2011. Capital expenditures for the fourth quarter were $14.0 million and $76.8 million for the year. Capital expenditures during 2011 included $11.2 million associated with the restoration of the operations in Cali, Colombia. Operating working capital, defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities, was $54.6 million and represented 4.7% of annual sales compared with $53.1 million and 4.9% of annual sales for the fourth quarter of 2010.

In January 2012, the company completed its previously announced offer to exchange all of its outstanding 7.75% Senior Secured Notes due 2019, representing a total of $560 million, for an equal principal amount of its 7.75% Senior Secured Notes, which have been registered under the Securities Act of 1933, as amended.

ADJUSTED EBITDA

Adjusted EBITDA for the full year was $140.9 million compared with $143.3 million for the prior year period due primarily to lower manufacturing costs; higher price/sales mix offset by higher raw materials costs incurred in the first three quarters of the year; and lower volumes in the U.S. and Latin America. Adjusted EBITDA for the fourth quarter of 2011 was $33.7 million compared with $34.7 million in the fourth quarter of 2010 due primarily to higher volumes in Asia and Latin America; higher price/sales mix partially offset by higher raw materials costs; and higher

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

manufacturing costs. Unfavorably impacting fourth quarter manufacturing costs was the $2.1 million in rent expense attributed to the Company’s new Waynesboro, Virginia spunmelt manufacturing line.

NON-GAAP FINANCIAL MEASURES

As more fully described in the company’s Annual Report on Form 10-K, the acquisition is being accounted for in accordance with U.S. GAAP for business combinations. Accordingly, our accounting for the Merger requires that the purchase accounting treatment of the Merger be “pushed down”, resulting in the adjustment of all of our net assets to their respective fair values as of the Merger date of January 28, 2011. Although we continued as the same legal entity after the Merger, the application of push down accounting represents the termination of the old reporting entity and the creation of a new reporting entity. Accordingly, the two entities are not presented on a consistent basis of accounting. As a result, our consolidated financial statements for 2011 are presented for the period from January 29, 2011 through December 31, 2011 for the new reporting entity succeeding the Merger (the “Successor”), and for the period from January 2, 2011 through January 28, 2011 for the old reporting entity preceding the Merger (the “Predecessor”). The combined presentation in this press release does not comply with U.S. GAAP, but is presented because we believe it provides the most meaningful comparison of our results. The results of the Successor are not comparable to the results of the Predecessor due to the difference in basis of presentation of purchase accounting as compared to historical cost.

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s credit agreement, Adjusted EBITDA equals net income (loss) before income and franchise tax expense (benefit), interest expense, net, depreciation and amortization, minority interests net of cash distributions, write-off of loan acquisition costs, non-cash compensation, foreign currency gain and losses, net, and special charges, net of unusual or non-recurring gains. The company presents Adjusted EBITDA, as defined in its credit agreement, as the measurement used as a basis for determining compliance with several covenants thereunder. It is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Included in this release is a reconciliation of net (loss) income to Adjusted EBITDA, which illustrates the differences in these measures of operating performance.

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

Polymer Group, Inc. is a global, technology-driven developer, producer and marketer of engineered materials, and one of the world’s leading producers of nonwovens. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 13 manufacturing and converting facilities in 9 countries throughout the world.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 10:00 a.m. EDT on Monday, April 2, 2012. A live webcast of the conference call and presentation material can be accessed by visiting PGI’s investor relations website at www.polymergroupinc.com. The number to call for the live interactive teleconference is (800) 638-5439 or (617) 614-3945 and entering the passcode, 94870359. A replay of the conference call will be available until April 9, 2012, by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode, 23242993. Shortly after the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; the inability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the inability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman	Cliff Bridges
Chief Financial Officer	Sr. Director, Corporate Communications
(704) 697-5186	(704) 697-5168
normand@pginw.com	bridgesc@pginw.com

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Combined

(In Thousands)

	Predecessor	Successor	Combined*
	January 1, 2011 to January 28, 2011	January 29, 2011 to December 31, 2011	January 1, 2011 to December 31, 2011
Net sales	$84,606	$1,102,929	$1,187,535
Cost of goods sold	68,531	932,523	1,001,054

Gross profit	16,075	170,406	186,481
Selling, general and administrative expenses	11,564	134,483	146,047
Special charges, net	20,824	41,345	62,169
Other operating loss (income), net	(564)	2,634	2,070

Operating (loss) income	(15,749)	(8,056)	(23,805)
Other expense (income):
Interest expense, net	1,922	46,409	48,331
Foreign currency and other loss, net	82	18,636	18,718

(Loss) income before income tax expense and discontinued operations	(17,753)	(73,101)	(90,854)
Income tax (benefit) expense	549	(3,272)	(2,723)

(Loss) income from continuing operations	(18,302)	(69,829)	(88,131)
Discontinued operations:
(Loss) income from operations of discontinued business	182	(5,548)	(5,366)
Loss on sale of discontinued operations	—	(735)	(735)

(Loss) income from discontinued operations, net of tax	182	(6,283)	(6,101)
Net (loss) income	(18,120)	(76,112)	(94,232)
Net income attributable to noncontrolling interests	(83)	(59)	(142)

Net (loss) income attributable to Polymer Group, Inc.	$(18,203)	$(76,171)	$(94,374)

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Three Months Ended December 31, 2011,

Three Months Ended October 1, 2011 and

Three Months Ended January 1, 2011

(In Thousands)

	Successor		Predecessor
	Three Months Ended December 31, 2011	Three Month Ended October 1, 2011	Three Months Ended January 1, 2011
Net sales	$291,937	$315,498	$268,919
Cost of goods sold	243,840	266,509	218,072

Gross profit	48,097	48,989	50,847
Selling, general and administrative expenses	36,145	34,516	39,163
Special charges, net	11,878	1,399	6,125
Acquisition and integration expenses	—	—	13
Other operating (income) loss, net	(258)	1,691	1,215

Operating income	332	11,383	4,331
Other expense (income):
Interest expense, net	12,896	12,866	7,174
Foreign currency and other loss, net	14,387	2,886	315

(Loss) before income tax expense and discontinued operations	(26,951)	(4,369)	(3,158)
Income tax (benefit) expense	(4,886)	936	1,556

(Loss) income from continuing operations	(22,065)	(5,305)	(4,714)
Discontinued operations:
Income (loss) from operations of discontinued business	644	(3,363)	(364)
Loss on sale of discontinued operations	—	(520)	—

Income (loss) from discontinued operations, net of tax	644	(3,883)	(364)
Net loss	(21,421)	(9,188)	(5,078)
Net income attributable to noncontrolling interests	—	—	(176)

Net loss attributable to Polymer Group, Inc.	$(21,421)	$(9,188)	$(5,254)

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Eleven Months Ended December 31, 2011,

One Month Ended January 28, 2011 and

Twelve Months Ended January 1, 2011

(In Thousands)

	Successor	Predecessor
	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011	Fiscal Year Ended January 1, 2011
Net sales	$1,102,929	$84,606	$1,106,211
Cost of goods sold	932,523	68,531	896,319

Gross profit	170,406	16,075	209,892
Selling, general and administrative expenses	134,483	11,564	141,461
Special charges, net	41,345	20,824	17,993
Acquisition and integration expenses	—	—	1,742
Other operating loss (income), net	2,634	(564)	(815)

Operating (loss) income	(8,056)	(15,749)	49,511
Other expense (income):
Interest expense, net	46,409	1,922	31,728
Foreign currency and other loss, net	18,636	82	1,454

(Loss) income before income tax expense and discontinued operations	(73,101)	(17,753)	16,329
Income tax (benefit) expense	(3,272)	549	4,534

(Loss) income from continuing operations	(69,829)	(18,302)	11,795
Discontinued operations:
(Loss) income from operations of discontinued business	(5,548)	182	(765)
Loss on sale of discontinued operations	(735)	—	—

(Loss) income from discontinued operations, net of tax	(6,283)	182	(765)
Net (loss) income	(76,112)	(18,120)	11,030
Net income attributable to noncontrolling interests	(59)	(83)	(623)

Net (loss) income attributable to Polymer Group, Inc.	$(76,171)	$(18,203)	$10,407

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

POLYMER GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(In Thousands)

	Successor	Predecessor
	December 31, 2011	January 1, 2011

ASSETS

Current assets:
Cash and cash equivalents	$72,742	$72,355
Accounts receivable, net	141,172	121,747
Inventories	103,911	105,180
Other current assets	40,448	46,978
Assets of discontinued operations	—	18,805

Total current assets	358,273	365,065

Property, plant and equipment, net	493,352	323,134
Goodwill and intangible assets, net	164,297	7,533
Other assets	44,656	36,245

Total assets	$1,060,578	$731,977

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$190,516	$173,859
Current portion of long-term debt and short-term borrowings	12,592	5,721
Other current liabilities	2,714	1,932
Liabilities of discontinued operations	—	4,793

Total current liabilities	205,822	186,305

Long-term debt	587,853	328,170
Other noncurrent liabilities	79,606	74,250

Total liabilities	873,281	588,725

Total PGI shareholders’ equity	187,297	134,336
Noncontrolling interests	—	8,916

Total equity	187,297	143,252

Total liabilities and equity	$1,060,578	$731,977

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

POLYMER GROUP, INC.

Selected Financial Data (Unaudited)

(In Thousands)

	Successor		Predecessor
	Three Months Ended December 31, 2011	Three Months Ended October 1, 2011	Three Months Ended January 1, 2011
Selected Financial Data

Depreciation and amortization expense included in operating income	$15,689	$15,799	$11,196

Noncash compensation costs included in operating income	$181	$205	$1,573

Amortization of loan acquisition costs	$685	$685	$205

Capital expenditures	$14,001	$17,130	$23,744

U.S. manufacturing line operating lease expense	$2,067	$—	$—

Special charges, net

Blackstone Acquisition Costs	$1,597	$909	$3,878
Accelerated vesting of share-based awards	—	—	—
Goodwill impairment	7,647	—	—
Colombia flood	362	36	1,585
Asset impairment charges	1,620	—	—
Restructuring and plant realignment costs	202	262	635
Other	450	192	27

Special charges, net	$11,878	$1,399	$6,125

Other operating (income) loss, net including Foreign Currency (Gain) Loss

United States (includes Corporate)	$(115)	$2,076	$(5)
Canada	—	(19)	104
Europe	(107)	(94)	(140)
Asia	—	—	253
Latin America	(36)	(272)	1,003

Other operating (income) loss, net including Foreign Currency (Gain) Loss	$(258)	$1,691	$1,215

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net income (loss) for the periods presented:
Net loss	$(21,421)	$(9,189)	$(5,254)
(Income) loss from discontinued operations	(645)	3,365	365
Loss from sale of discontinued operations	—	519	—
Net income attributable to noncontrolling interest	—	—	176
Interest expense, net	12,895	12,865	7,174
Income and franchise tax benefit	(4,878)	962	5,237
Depreciation & amortization	15,654	15,764	11,163
Adjustments resulting from application from purchase accounting	1,241	383	—
Non-cash compensation	181	205	2,223
Special charges	11,879	1,399	6,125
Acquisition and Integration Expenses	—	—	13
Foreign currency and other non-operating loss, net	14,322	4,776	1,716
Severance and relocation expenses	419	836	847
Unusual or non-recurring charges, net	778	(36)	—
Businss optimization expense	112	172	304
Management, monitoring and advisory fees	813	812	—
Impact of the Spain lease	—	—	1,386
Annualized incremental contribution from Cali, Colombia spunmelt lines	2,334	2,891	2,947
Public company costs	—	—	318

Adjusted EBITDA	$33,684	$35,724	$34,740

PGI Reports Full Year and Fourth Quarter 2011 Results

March 30, 2012

	Successor	Predecessor
	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011	Twelve Months Ended January 1, 2011
Selected Financial Data

Depreciation and amortization expense included in operating income	$54,747	$3,472	$45,349

Noncash compensation costs included in operating income	$728	$13,591	$4,681

Amortization of loan acquisition costs	$2,480	$51	$867

Capital expenditures	$68,428	$8,405	$45,170

U.S. manufacturing line operating lease expense	$2,067	$—	$—

Special charges, net

Blackstone Acquisition Costs	$27,919	$6,137	$6,388
Accelerated vesting of share-based awards	—	12,694	—
Goodwill impairment	7,647	—	—
Colombia flood	1,037	1,685	1,585
Asset impairment charges	1,620	—	744
Restructuring and plant realignment costs	1,515	194	9,098
Other	1,607	114	178

Special charges, net	$41,345	$20,824	$17,993

Other operating (income) loss, net including Foreign Currency (Gain) Loss

United States (includes Corporate)	$2,486	$(42)	$(301)
Canada	22	(22)	235
Europe	(237)	(148)	(649)
Asia	24	(24)	(663)
Latin America	339	(328)	563

Other operating (income) loss, net including Foreign Currency (Gain) Loss	$2,634	$(564)	$(815)

	Last Twelve Months Ended December 31, 2011		Last Twelve Months Ended January 1, 2011

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net income for the periods presented:

Net (loss) income	$(94,374)		$10,407
(Income) loss from discontinued operations	5,365		766
Loss from sale of discontinued operations	735		—
Net income attributable to noncontrolling interest	141		623
Interest expense, net	48,330		31,728
Income and franchise tax benefit	(2,278)		8,770
Depreciation & amortization	58,124		45,317
Adjustments resulting from application from purchase accounting	15,873		—
Non-cash compensation	1,787		6,918
Special charges	62,170		17,993
Acquisition and Integration Expenses	—		1,742
Foreign currency and other non-operating loss, net	21,514		1,385
Severance and relocation expenses	2,403		2,312
Unusual or non-recurring charges, net	1,287		3,042
Businss optimization expense	523		716
Management, monitoring and advisory fees	3,000		—
Impact of the Spain lease	419		5,453
Annualized incremental contribution from Mexico spunmelt line	—		2,435
Annualized incremental contribution from Cali, Colombia spunmelt lines	15,692		2,947
Public company costs	183		775

Adjusted EBITDA	$140,894		$143,329